Exhibit 99.1

Press Contact:	Investor Contact:
Trinseo	Trinseo
Dina Pokedoff	Andy Myers
Tel : +1 610-240-3307	Tel : +1 610-240-3221
Email: dpokedoff@trinseo.com	Email: aemyers@trinseo.com

Trinseo Reports Record Second Quarter 2021 Financial Results

Second Quarter 2021 and Other Highlights

●	Strong net income from continuing operations of $133 million and diluted EPS from continuing operations of $3.35

●	Adjusted EBITDA* of $239 million, including a $5 million favorable impact from net timing, and Adjusted EPS* of $3.70

●	Quarter-ending cash and cash equivalents of $367 million; including a use of nearly $200 million cash for the Arkema PMMA acquisition

●	Entered into a definitive agreement to sell our Synthetic Rubber business to Synthos S.A. for an aggregate purchase price of $449 million, which reflects a reduction of $42 million for the assumption of pension liabilities; expected closing in the first half of 2022 following customary closing conditions and regulatory approvals

●

Completed the acquisition of Arkema’s PMMA business on May 3, marking a major step in Trinseo’s transformation to becoming a specialty materials and sustainable solutions provider; on track to achieve first year synergy target and overall synergy opportunity believed to be larger than originally expected

●	Announced agreement to acquire Aristech Surfaces LLC on July 19, which will broaden Trinseo’s product offerings in PMMA and aligns with the strategy of transforming to a specialty materials and sustainable solutions provider

	Three Months Ended
	June 30,
$millions, except per share data	2021	2020
Net Sales	$1,274	$534
Net Income from continuing operations	133	26
EPS from continuing operations (Diluted) ($)	3.35	0.67
Adjusted Net Income*	147	37
Adjusted EPS ($)*	3.70	0.96
EBITDA*	216	9
Adjusted EBITDA*	239	17

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income, all of which are non-GAAP measures, to Net Income, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below. Adjusted EBITDA excludes discontinued operations contribution of $28 million and $(25) million for the three months ended June 30, 2021 and 2020, respectively, and Adjusted Net Income (Loss) excludes discontinued operations contribution of $19 million and $(150) million for the three months ended June 30, 2021 and 2020, respectively.

BERWYN, Pa — August 4, 2021 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics and latex binders, today reported its second quarter 2021 financial results, which included its highest ever quarterly net income and Adjusted

EBITDA. Net sales in the second quarter increased 138% versus prior year. Higher prices resulted in a 95% increase, mainly due to the pass through of higher raw material costs. Higher volumes resulted in a 17% increase, most notably in Base Plastics where automotive production shutdowns from COVID-19 caused low volumes in the prior year. The remainder of the increase was primarily from the addition of the Arkema PMMA business for two months of the quarter. Second quarter net income from continuing operations of $133 million was $107 million above prior year and second quarter Adjusted EBITDA of $239 million was $222 million above prior year. The increase in earnings can be attributed to a number of factors including higher margins, due to strong demand and tight supply in styrene, polystyrene, ABS and polycarbonate, higher volume, particularly in automotive, two months of earnings contribution from the newly acquired PMMA business and net timing favorability.

Cash used in operating activities in the second quarter was $21 million and capital expenditures were $20 million, resulting in Free Cash Flow for the quarter of negative $41 million. This result included a $180 million increase in net working capital attributed to significant increases in raw material costs, and an increase in inventory ahead of third quarter planned maintenance. The cash balance at the end of the quarter was $367 million. For a reconciliation of Free Cash Flow to cash provided by or used in operating activities, see Note 3 below.

Commenting on the Company’s second quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said,

“We closed the first half of 2021 with record earnings as we have worked hard to supply our customers amid very tight market conditions. One of the greatest strengths of Trinseo is our employees, including the 860 new employees we recently added from the finalized Arkema PMMA acquisition, who work diligently to supply our products, support business initiatives and ensure our customers are provided with quality materials and innovative solutions.”

Second Quarter Results and Commentary by Business Segment

●	Latex Binders net sales of $311 million for the quarter increased 89% versus prior year due primarily to the passthrough of higher raw materials. Sales volume was higher than prior year due to sales increases to CASE, textile and paper applications. Sales volume to CASE applications was up 23% on a year-to-date basis. Adjusted EBITDA of $32 million was $16 million higher than prior year attributed primarily to volume gains following COVID-19 headwinds in 2020.

●	Engineered Materials net sales of $181 million for the quarter increased 383% versus prior year and Adjusted EBITDA of $28 million was $23 million higher than prior year. The increase in Adjusted EBITDA was primarily from two months of results from the newly acquired PMMA business. Excluding this portfolio change, sales volume increased significantly due to COVID-19 impacts in the prior year. The segment observed healthy demand for many of its applications including building and construction, consumer electronics, automotive and footwear.

●	Base Plastics net sales of $397 million for the quarter were 162% higher than prior year, most of which can be attributed to higher price from commercial excellence actions as well as the passthrough of higher raw materials. Additionally, sales volume increased net sales due to higher demand for applications in construction, appliances and automotive where COVID-19 caused production shutdowns in the prior year. Adjusted EBITDA of $82 million was $94 million favorable versus prior year from higher volume as well as margin expansion in ABS and polycarbonate products caused by tight supply and high demand. The segment also benefited from $14 million of net timing favorability.

●	Polystyrene net sales of $313 million for the quarter were 101% above prior year mainly from the passthrough of higher styrene. Sales volume decreased net sales by 12% following higher demand in the prior year to COVID-19 essential applications such as packaging. Adjusted EBITDA of $51 million was $36 million higher than prior year from stronger margins resulting from commercial excellence initiatives and very tight market conditions in Europe and Asia.

●	Feedstocks net sales of $71 million for the quarter were 190% above prior year due mainly to the passthrough of higher styrene. Adjusted EBITDA of $40 million was $44 million higher than prior year due to significantly higher styrene margins in Europe, particularly due to strong demand and tight supply, as well as an $8 million favorable net timing variance.

●	Americas Styrenics Adjusted EBITDA of $30 million for the quarter was $16 million above prior year due primarily to higher polystyrene volume and higher styrene margin in North America, mainly due to strong market demand and industry outages.

Held-For-Sale and Discontinued Operations

Beginning in the second quarter of 2021, our Synthetic Rubber business, formerly a separate reportable segment, has been classified as held-for-sale in our condensed consolidated balance sheets and treated as discontinued operations in our condensed consolidated statements of operations and statements of cash flows for all periods.

2021 Full-Year Outlook

●	Full-year 2021 net income from continuing operations of $344 million to $380 million and Adjusted EBITDA of $750 million to $800 million, assuming no impact from net timing in the second half of the year; this outlook reflects eight months of the recent PMMA acquisition and excludes Synthetic Rubber, and does not include any impact from the recently announced Aristech Surfaces acquisition

●	Full-year 2021 cash from operations of $425 million to $475 million and Free Cash Flow of $275 million to $325 million

Commenting on the outlook for the remainder of 2021, Bozich said, “While this forecast assumes strong earnings performance in the second half of the year from continued commercial excellence actions and high demand for most of our products, we estimate earnings to decline from the first half of the year. This is primarily attributed to no expected contribution from the Feedstocks segment as we anticipate styrene margins in Europe to normalize as supply increases. However, we expect higher cash generation in the second half of the year due to the continued strength in earnings as well as a cash source from working capital as we anticipate a decline in raw material prices following the extremely high price levels from the second quarter.”

Bozich added, “We continue to take action to transform Trinseo into a specialty materials and sustainable solutions provider. We are continuing to integrate the newly acquired PMMA business into our portfolio and we are on schedule to achieve the targeted first year cost synergies and have identified additional opportunities from what was originally communicated. The recently announced agreement to acquire Aristech Surfaces will broaden our product offerings to the transportation, building and construction and wellness markets and allow further growth in Asia with a profile that aligns with our strategy of pursuing opportunities with higher growth, higher margins and less cyclicality. As always, we continue to operate with a foundation in sustainability, as evidenced by our 2030 Sustainability Goals and the recently published 11th annual Sustainability Report.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its second quarter 2021 financial results on Thursday, August 5, 2021 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations. To register for this conference call, please use the following links:

●	Conference Call Registration – for those interested in asking questions during the Q&A session
●	Webcast Registration – for those interested in listening only (available 20 minutes before the call)

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register at least one day in advance to ensure you are connected for the full call.

Trinseo has posted its second quarter 2021 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until August 5, 2022.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics and latex binders with a focus on delivering innovative, sustainable, and value-creating products that are intrinsic to our daily lives. Trinseo is dedicated to making a positive impact on society by partnering with like-minded stakeholders, and supporting the sustainability goals of our customers in a wide range of end-markets including automotive, consumer electronics, appliances, medical devices, packaging, footwear, carpet, paper and board and building and construction. Trinseo had approximately $3.0 billion in net sales in 2020. With the May 2021 acquisition of the Arkema PMMA business, the Company has 24 manufacturing sites around the world, and approximately 3,500 employees. For more information, please visit: www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our proposed acquisition of Aristech Surfaces, LLC, our proposed sale of our synthetic rubber business, our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause such a difference include, but are not limited to, our ability to successfully complete the Aristech acquisition or meet the conditions to closing, including regulatory approvals, our ability to successfully integrate Aristech and its employees, to generate expected cost and revenue synergies and expected margins, and to profitably grow the Aristech business, our ability to complete the sale of our synthetic rubber business, and those factors discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$1,273.7	$534.3	$2,259.7	$1,297.3
Cost of sales	1,053.7	510.9	1,850.8	1,216.2
Gross profit	220.0	23.4	408.9	81.1
Selling, general and administrative expenses	97.3	52.9	153.8	125.7
Equity in earnings of unconsolidated affiliates	30.1	14.4	53.0	24.2
Impairment charges	1.8	—	1.8	10.3
Operating income (loss)	151.0	(15.1)	306.3	(30.7)
Interest expense, net	21.6	11.7	33.6	22.0
Acquisition purchase price hedge (gain) loss	(33.0)	—	22.0	—
Loss on extinguishment of long-term debt	0.5	—	0.5	—
Other expense, net	5.6	0.4	8.0	1.7
Income (loss) from continuing operations before income taxes	156.3	(27.2)	242.2	(54.4)
Provision for (benefit from) income taxes	23.3	(53.0)	43.4	(10.8)
Net income (loss) from continuing operations	133.0	25.8	198.8	(43.6)
Net income (loss) from discontinued operations, net of income taxes	18.6	(154.2)	24.3	(121.1)
Net income (loss)	$151.6	$(128.4)	$223.1	$(164.7)
Weighted average shares- basic	38.8	38.2	38.6	38.4
Net income (loss) per share- basic:
Continuing operations	$3.43	$0.68	$5.15	$(1.14)
Discontinued operations	0.48	(4.04)	0.62	(3.15)
Net income (loss) per share- basic	$3.91	$(3.36)	$5.77	$(4.29)
Weighted average shares- diluted	39.6	38.3	39.6	38.4
Net income (loss) per share- diluted:
Continuing operations	$3.35	$0.67	$5.02	$(1.14)
Discontinued operations	0.47	(4.02)	0.61	(3.15)
Net income (loss) per share- diluted	$3.82	$(3.35)	$5.63	$(4.29)

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$367.0	$588.7
Accounts receivable, net	769.0	469.5
Inventories	562.9	324.1
Other current assets	30.2	14.5
Current assets held-for-sale	383.0	120.3
Investments in unconsolidated affiliates	253.2	240.1
Property, plant, equipment, goodwill, and other intangible assets, net	1,914.2	655.8
Right-of-use assets - operating, net	81.2	77.8
Other long-term assets	144.0	126.2
Noncurrent assets held-for-sale	—	228.2
Total assets	$4,504.7	$2,845.2
Liabilities and shareholders’ equity
Current liabilities	727.6	491.1
Current liabilities held-for-sale	86.4	42.2
Long-term debt, net	2,310.1	1,158.1
Noncurrent lease liabilities - operating	65.5	65.5
Other noncurrent obligations	485.3	455.7
Noncurrent liabilities held-for-sale	—	42.3
Shareholders’ equity	829.8	590.3
Total liabilities and shareholders’ equity	$4,504.7	$2,845.2

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities
Cash provided by operating activities - continuing operations	$44.3	$118.4
Cash used in operating activities - discontinued operations	(14.3)	(42.6)
Cash provided by operating activities	30.0	75.8

Cash flows from investing activities
Capital expenditures	(30.0)	(38.2)
Net cash received (paid) for asset and business acquisitions, net of cash acquired ($10.4)	(1,358.6)	0.1
Proceeds from the sale of businesses and other assets	0.2	11.9
Proceeds from (payments for) the settlement of hedging instruments	(14.7)	51.6
Cash provided by (used in) investing activities - continuing operations	(1,403.1)	25.4
Cash used in investing activities - discontinued operations	(2.4)	(10.0)
Cash provided by (used in) investing activities	(1,405.5)	15.4

Cash flows from financing activities
Deferred financing fees	(35.0)	—
Short-term borrowings, net	(6.2)	(5.4)
Purchase of treasury shares	—	(25.0)
Dividends paid	(6.4)	(31.2)
Proceeds from exercise of option awards	10.5	—
Withholding taxes paid on restricted share units	(0.8)	(0.6)
Repayments of 2024 Term Loan B	(3.5)	(3.4)
Net proceeds from issuance of 2028 Senior Notes	746.3	—
Net proceeds from issuance of 2029 Senior Notes	450.0	—
Proceeds from draw on 2022 Revolving Facility	—	100.0
Cash provided by financing activities	1,154.9	34.4
Effect of exchange rates on cash	(1.1)	(0.5)
Net change in cash, cash equivalents, and restricted cash	(221.7)	125.1
Cash, cash equivalents, and restricted cash—beginning of period	588.7	457.4
Cash, cash equivalents, and restricted cash—end of period	$367.0	$582.5
Less: Restricted cash	—	(0.7)
Cash and cash equivalents—end of period	$367.0	$581.8

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2021	2020	2021	2020
Latex Binders	$311.2	$164.9	$562.2	$384.0
Engineered Materials	181.0	37.5	246.8	85.3
Base Plastics	396.9	151.5	725.8	408.9
Polystyrene	313.3	155.8	580.1	338.6
Feedstocks	71.3	24.6	144.8	80.5
Americas Styrenics*	—	—	—	—
Total Net Sales	$1,273.7	$534.3	$2,259.7	$1,297.3

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	June 30,
(In millions, except per share data)	2021	2020
Net income (loss)	$151.6	$(128.4)
Net income (loss) from discontinued operations	18.6	(154.2)
Net income from continuing operations	$133.0	$25.8
Interest expense, net	21.6	11.7
Provision for (benefit from) income taxes	23.3	(53.0)
Depreciation and amortization	38.1	24.3
EBITDA	$216.0	$8.8
Loss on extinguishment of long-term debt	0.5	—	Loss on extinguishment of long-term debt
Restructuring and other charges (a)	6.3	5.4	Selling, general, and administrative expenses
Acquisition transaction and integration net costs (b)	43.2	(0.4)	Cost of goods sold; Selling, general, and administrative expenses; Other expense, net
Acquisition purchase price hedge gain (c)	(33.0)	—	Acquisition purchase price hedge (gain) loss
Asset impairment charges or write-offs (d)	1.8	—	Impairment charges
Other items (e)	4.3	3.0	Selling, general, and administrative expenses
Adjusted EBITDA	$239.1	$16.8
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	239.1	16.8
Interest expense, net	21.6	11.7
Provision for (benefit from) income taxes - Adjusted (f)	33.5	(54.7)
Depreciation and amortization - Adjusted (g)	37.4	23.0
Adjusted Net Income	$146.6	$36.8
Weighted average shares- diluted	39.6	38.3
Adjusted EPS	$3.70	$0.96

Adjusted EBITDA by Segment:
Latex Binders	$32.2	$16.1
Engineered Materials	27.8	4.8
Base Plastics	82.0	(11.7)
Polystyrene	51.1	14.6
Feedstocks	39.8	(3.9)
Americas Styrenics	30.1	14.4
Corporate Unallocated	(23.9)	(17.5)
Adjusted EBITDA	$239.1	$16.8

(a)	Restructuring and other charges for the three months ended June 30, 2021 and 2020 primarily relate to employee termination benefit charges as well as contract termination charges incurred in connection with the Company’s transformational restructuring program and the Company’s corporate restructuring program, respectively.

(b)	Acquisition transaction and integration net costs for the three months ended June 30, 2021 relate to expenses incurred for the Company’s acquisition of the Arkema PMMA business.

(c)	Acquisition purchase price hedge gain for the three months ended June 30, 2021 was due to the change in fair value of the Company’s forward currency hedge arrangement on the euro-denominated purchase price of the Arkema PMMA business.

(d)	Other items for the three months ended June 30, 2021 and 2020 primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives. Other items for the three months ended June 30, 2020 also includes advisory and professional fees incurred in conjunction with our initiative to transition business services from Dow, including certain administrative services such as accounts payable, logistics, and IT services, which was substantially completed in 2020.

(e)	Asset impairment charges or write-offs for the three months ended June 30, 2021 relate to the Company’s styrene monomer assets in Boehlen, Germany.

(f)	Adjusted to remove the tax impact of the items noted in (a), (b), (c), (d), (e) and (g). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.

(g)	Amount for the three months ended June 30, 2021 excludes accelerated depreciation of $0.7 million related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new ERP system. Amount for the three months ended June 30, 2020 excludes accelerated depreciation of $1.3 million related to the shortening of the useful life of certain fixed assets related to the Company’s corporate restructuring program.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the year ended December 31, 2021. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
December 31,
(In millions, except per share data)	2021
Adjusted EBITDA	$750 - 800
Interest expense, net	(80)
Provision for income taxes	(85) - (99)
Depreciation and amortization	(155)
Reconciling items to Adjusted EBITDA (h)	(86)
Net Income from continuing operations	344 - 380
Reconciling items to Adjusted Net Income (h)	70
Adjusted Net Income	$414 - 450

Weighted average shares - diluted (i)	39.6
EPS from continuing operations - diluted ($)	$8.67 – 9.57
Adjusted EPS ($)	$10.44 – 11.35

(h)	Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted full year ended December 31, 2021, we have not included estimates for these items.

(i)	Weighted average shares calculated for the purpose of forecasting EPS and Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2021	2020	2021	2020
Cash provided by (used in) operating activities	$(21.0)	$81.6	$30.0	$75.8
Capital expenditures	(19.7)	(23.8)	(32.4)	(48.2)
Free Cash Flow	$(40.7)	$57.8	$(2.4)	$27.6

For the same reasons discussed above, we are providing the following reconciliation of forecasted cash provided by operations and cash used for capital expenditures to forecasted Free Cash Flow for the year ended December 31, 2021. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
(In millions)	December 31, 2021
Cash provided by operating activities	$425 - 475
Capital expenditures	(150)
Free Cash Flow	$275 - 325